Exhibit 20

         Marine Products Corporation Reports 2003 First Quarter Results

      *     Net Sales Increased By 30.7 Percent Over Prior Year
      *     Earnings Per Share Increased By 64.3 Percent Over Prior Year

      ATLANTA, April 23 /PRNewswire-FirstCall/ -- Marine Products Corporation (Amex: MPX) announced its unaudited results for the quarter ended March 31, 2003. Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive pleasure boats by Chaparral, including SS Sportboats, Sunesta Deckboats, and Signature Cruisers, and offshore sport fishing boats by Robalo.

      For the quarter ended March 31, 2003, Marine Products generated net sales of $50,107,000, a 30.7 percent increase compared to $38,323,000 last year. The increase in net sales was due to a 24 percent increase in the number of boats sold coupled with a six percent increase in the average selling price per boat. Gross profit for the quarter was $12,092,000, a 48.6 percent increase over the same period in 2002. Gross profit as a percentage of sales was 24.1 percent, an increase of 2.9 percentage points compared to the first quarter of 2002. The improvement in gross profit as a percentage of net sales was due to higher overall production volume that provided better production efficiency coupled with increased sales of cruisers which generate higher gross margins.

      Operating income for the quarter was $6,440,000, a 67.1 percent increase compared to the first quarter last year. This increase over the prior year was due to higher gross profit, partially offset by higher selling, general and administrative expenses during the period. The higher selling, general and administrative expenses include costs that vary with sales and profitability, such as warranty expense, incentive compensation, and sales commissions.

      Net income for the quarter ended March 31, 2003 was $4,194,000, a 68.6 percent increase compared to $2,487,000 in the prior year. Net income increased due to higher operating income and the decrease in the Company's effective tax rate, from 38 percent in the prior year to 36 percent in 2003. Diluted earnings per share for the quarter were $0.23, a 64.3 percent increase compared to $0.14 diluted earnings per share in the prior year. During the quarter, the Company repurchased 101,990 shares of its common stock for cash on the open market under its stock buyback program.

      Richard A. Hubbell, Marine Products' Chief Executive Officer stated, "The first quarter of 2003 continued the strong performance of 2002. Dealer orders continue to be strong, following an outstanding boat show season."

      Hubbell continued, "Our average unit sales price rose by six percent during the quarter, primarily due to success with sales of our larger, value-added Signature Cruisers complemented by strong sales in larger SSi Sportboats, our premium-branded sportboat line. Sales of Robalo offshore sport fishing boats were approximately five percent of first quarter 2003 sales.

      "We are carefully monitoring our level of dealer inventories as we move into the second quarter, typically our strongest quarter of the year. While we continue to experience positive results, the overall sales environment for recreational products is not as favorable as it was in 2002. We are concerned about the possible effects on our sales of the timing and strength of the economic recovery, the war with Iraq, and recent increases in fuel prices. We will use Marine Products' strong capital position and cash flow generating potential to sustain our business, should we be affected by declining consumer confidence and economic uncertainty."

      Marine Products Corporation (Amex: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive pleasure boats and Robalo outboard offshore fishing boats, and continues to diversify its product line through product innovation and strategic acquisition. With premium brands, a solid capital structure, and a strong independent dealer network, Marine

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Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long- term shareholder value. For more information on Marine Products Corporation visit www.marineproductscorp.com.

      Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our ability to continue to gain market share, the outlook for the industry, continued demand for our products and our ability to continue to generate superior financial performance. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence impacting discretionary spending, increased interest rates, deterioration in the quality of Marine Products' network of independent boat dealers or a decrease in the number of dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2002.

   MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands except per share data)

   Periods ended March 31, (Unaudited)

                                              First Quarter
                                                                  % BETTER
                                             2003       2002        (WORSE)
   Net Sales                               $50,107    $38,323         30.7%
   Cost of Goods Sold                       38,015     30,185        (25.9)
   Gross Profit                             12,092      8,138         48.6
   Selling, General and Administrative
    Expenses                                 5,652      4,283        (32.0)
   Operating Income                          6,440      3,855         67.1
   Interest Income                             113        156        (27.6)
   Income Before Income Taxes                6,553      4,011         63.4
   Income Tax Provision                      2,359      1,524        (54.8)
   NET INCOME                               $4,194     $2,487         68.6%

   EARNINGS PER SHARE
      Basic                                  $0.25      $0.15         66.7%
      Diluted                                $0.23      $0.14         64.3%

   AVERAGE SHARES OUTSTANDING
      Basic                                 16,929     16,901
      Diluted                               17,890     17,747

   MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

   CONSOLIDATED BALANCE SHEETS
   At March 31, (Unaudited)

                                                        (in thousands)
                                                    2003             2002
   ASSETS
   Cash and cash equivalents                      $23,652           $10,124
   Marketable securities                            3,331             3,490
   Accounts receivable, net                         4,209             2,219
   Inventories                                     17,774            14,526
   Deferred income taxes                            2,797             2,239
   Prepaid expenses and other current assets        1,266               937
     Current assets                                53,029            33,535
   Property, plant and equipment, net              16,772            14,100
   Intangibles, net                                 3,848             3,888
   Marketable securities                            3,707             8,358
   Other assets                                       928               410
     Total assets                                 $78,284           $60,291

   LIABILITIES AND STOCKHOLDERS' EQUITY
   Accounts payable                                $3,965            $2,066
   Other accrued expenses                          13,792             9,261
     Current liabilities                           17,757            11,327
   Deferred taxes and other liabilities               842               308
     Total liabilities                             18,599            11,635
   Common stock                                     1,710             1,711
   Capital in excess of par value                  37,615            39,156
   Earnings retained                               20,275             7,789
   Accumulated comprehensive income                    85                --
     Total stockholders' equity                    59,685            48,656
      Total liabilities and stockholders' equity  $78,284           $60,291


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   MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

   CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

   FOR THE THREE MONTHS ENDED MARCH 31, (Unaudited)
   (In Thousands)

                                                    2003              2002
   Operating Activities:
      Net income                                   $4,194            $2,487
         Depreciation and amortization                571               584
         Other non-cash charges to
          earnings                                   (179)             (310)
         Changes in working capital                 4,488             1,619
           Net cash provided by
            operating activities                    9,074             4,380

   Investing Activities:
     Capital expenditures                          (1,091)             (297)
     Other investing activites                        739             1,411
          Net cash (used for) provided
           by investing activities                   (352)            1,114

   Financing Activities:
     Payment of dividends                            (684)             (341)
     Cash paid for common stock
      purchased and retired                          (811)               --
     Other financing activities                       146                18
          Net cash used for financing
           activities                              (1,349)             (323)

     Net increase in cash and cash
      equivalents                                   7,373             5,171
     Cash and cash equivalents at
      beginning of period                          17,280             4,953
     Cash and cash equivalents at end of
      period                                      $24,653           $10,124

For information contact:
BEN M. PALMER                                          JIM LANDERS
Chief Financial Officer                                Corporate Finance
404.321.7910                                           404.321.2162
irdept@marineproductscorp.com